Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our reports dated February 15, 2006, relating to the consolidated financial statements and management’s report on internal control over financial reporting appearing in the Annual Report on Form 10-K of USANA Health Sciences, Inc. for the year ended December 31, 2005.

/s/ GRANT THORNTON LLP

Salt Lake City, Utah
April 14, 2006